Exhibit 10.1

Summary of Ms. Woods Compensation Agreement

On February 8, 2005, the Board of Directors of Beckman Coulter, Inc. announced that Board Member Betty Woods was elected non-executive chairman. Ms. Woods, an 11-year veteran of the Beckman Coulter Board succeeded retiring Executive Chairman John P. Wareham. The appointment was effective April 7, 2005 at the annual stockholder’s meeting. On April 4, 2005, the Board of Directors amended Ms. Woods compensation schedule by increasing her cash compensation by $105,500.